     For Immediate Release
     November 9, 2017

Aleris Reports Third Quarter 2017 Results
CLEVELAND, Ohio – November 9, 2017 – Aleris Corporation today reported results for the three and nine months ended September 30, 2017.

Third Quarter Summary

▪	Net loss of $66 million compared to net loss of $22 million in the third quarter of 2016

▪	Cash from operations of $43 million compared $2 million in the third quarter of 2016

▪	Adjusted EBITDA of $46 million compared to $53 million in the third quarter of 2016

▪	Successfully completed planned complex Lewisport outage

▪	CALP I and new wide cold mill in production mode; CALP II commissioning well underway

▪	Strong North America operating performance and productivity as well as favorable metal environment more than offset significant impact of Lewisport outage

▪	Europe unfavorably impacted by continued aerospace and automotive headwinds and a weaker U.S. dollar

▪	Liquidity of approximately $281 million as of September 30, 2017

Outlook

▪	Fourth quarter 2017 segment income and Adjusted EBITDA expected to be lower than prior year based on continuation of current short-term trends

▪	Commercial shipments from first Lewisport CALP line have recently commenced and will show meaningful ramp up in 2018 based on contracted volumes; residual outage effect complete in the fourth quarter

▪	Improved metal spreads expected to continue to benefit North America

▪	We expect building and construction fundamentals to remain healthy; fourth quarter volumes are expected to be lower due to delinquency reductions in the prior year

▪
Aerospace softness, due to continued supply chain destocking, and automotive model launch delays will continue to impact Europe volumes in the fourth quarter; trends reversing sequentially going into 2018

▪	Weaker U.S. dollar will negatively impact Europe results in the fourth quarter

▪	Strengthening long-term global aerospace presence

▪	We expect liquidity to benefit from customer capacity reservation fees in the fourth quarter or early in 2018

“The third quarter marked a major turning point in our strategic realignment,” Sean Stack, Aleris chairman and CEO said. “Successfully completing our very complex Lewisport outage and expansion allows us to transition from planning, building, commissioning and spending to production and revenue generation. Solid fundamentals, strategic commercial wins and recent order patterns give us confidence going into 2018 that the disappointing short term trends in aerospace, European automotive and building and construction are temporary.”

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	199	214	617	640
Revenue	$713	$683	$2,163	$2,051
Commercial margin (1)	$289	$303	$908	$909
Segment income	$53	$62	$187	$190
Net loss	$(66)	$(22)	$(103)	$(41)
Adjusted EBITDA (1)	$46	$53	$164	$162
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Third Quarter 2017 Results
Net loss was $66 million in the third quarter of 2017 compared to $22 million in the third quarter of 2016. Adjusted EBITDA was $46 million in the third quarter of 2017 compared to $53 million in the third quarter of 2016. Third quarter net loss and Adjusted EBITDA were impacted by the following:

▪
lower volumes decreased Adjusted EBITDA approximately $8 million. The volume reduction resulted from an extended scheduled outage at the Lewisport hot mill in connection with the North America autobody sheet (“ABS”) project, destocking in the aerospace supply chain and delayed launches of automotive programs. In addition, prior year building and construction volumes benefited as delinquent orders following unexpected outages in 2016 began to be filled;

▪	wage inflation and higher natural gas costs more than offset productivity improvements, decreasing Adjusted EBITDA approximately $2 million;

▪	a weaker U.S. dollar decreased Adjusted EBITDA approximately $1 million;

▪	improved rolling margins increased Adjusted EBITDA approximately $3 million; and

▪
favorable metal spreads resulting from increased aluminum prices and improved scrap availability in North America, partially offset by higher hardener costs and the increased purchases of external aluminum slab in Europe, increased Adjusted EBITDA approximately $1 million.

In addition to the factors that impacted Adjusted EBITDA, net loss was also unfavorably affected by the following:

▪
a $28 million unfavorable change in unrealized derivative losses ($19 million of unrealized losses in the third quarter of 2017 compared to $9 million of unrealized gains in the third quarter of 2016);

▪	a $13 million increase in interest expense resulting primarily from the additional 9½% Senior Secured Notes issued in 2017 and decreased capitalized interest;

▪	a $9 million increase in start-up costs resulting primarily from our North America ABS project. The increase was primarily the result of the outage at our Lewisport facility; and

▪	a $4 million increase in depreciation expense, as assets related to the North America ABS project began to be placed in service.
These unfavorable changes to net loss were partially offset by the following:

▪	an $11 million favorable change in the provision for income taxes;

▪
a $5 million favorable change in loss from discontinued operations, as a charge was taken in the prior year for our estimate of costs related to the indemnification of the buyer of the recycling and specification alloys business for certain potential future damages; and

▪	a $3 million decrease in business development costs.
In the third quarter of 2017, capital expenditures were $57 million as compared to $74 million in the third quarter of 2016. The majority of the capital expenditures were for the North America ABS project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule and ABS shipments commenced in the fourth quarter of 2017.
As of September 30, 2017, Aleris had liquidity of approximately $281 million, which consisted of approximately $206 million of availability under our 2015 ABL Facility, $72 million of cash on hand and $4 million of cash restricted for the payment of the China loan facility. Liquidity does not include $80 million of customer capacity reservation fees, the benefit of which we expect to receive in the fourth quarter or early in 2018.
Capital expenditures during the fourth quarter of 2017 are expected to be lower than the fourth quarter of 2016. We expect 2017 capital spending of approximately $230 million to $240 million, before capitalized interest which includes $175 million spent through the third quarter. We expect 2018 capital spending of approximately $125 million, before capitalized interest.
North America
North America segment income increased to $20 million in the third quarter of 2017 from $18 million in the third quarter of 2016. Segment Adjusted EBITDA increased to $21 million in the third quarter of 2017 from $18 million in the third quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	favorable scrap spreads resulting from rising aluminum prices and improved scrap availability increased segment Adjusted EBITDA approximately $4 million;

▪	improved rolling margins increased segment Adjusted EBITDA approximately $3 million;

▪
a 10 percent reduction in volumes decreased segment Adjusted EBITDA approximately $4 million. Building and construction volumes decreased 13 percent resulting from uneven demand and because the prior year benefited from the shipment of delinquent orders following unexpected outages earlier in 2016. Distribution volumes decreased 9 percent as a result of the planned Lewisport outage. Subsequent to the outage, which included an unprecedented 60 day standstill of the facility’s hot mill, the Lewisport facility has recently begun to ship autobody sheet and wide non-autobody sheet to customers using the re-engineered hot mill as well as the new wide cold mill and the first of two continuous annealing lines; and

▪	productivity gains resulting from improved operating performance continued to benefit the segment in the quarter and offset $4 million of wage inflation and higher natural gas costs.
In addition to the factors above, segment income was impacted by a $1 million unfavorable variance in metal price lag.

Europe
Europe segment income was $28 million in the third quarter of 2017 compared to $41 million in the third quarter of 2016. Segment Adjusted EBITDA was $29 million in the third quarter of 2017 compared to $42 million in the third quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
a 4 percent reduction in volumes decreased segment Adjusted EBITDA approximately $5 million. Continued supply chain destocking resulted in a 16 percent decrease in aerospace volumes and a shift in program timing led to a 5 percent decrease in automotive volumes. These decreases were partially offset by a 6 percent increase in heat exchanger volumes;

▪	higher costs for hardeners used in the production of aluminum alloys and an increase in externally purchased aluminum slab decreased segment Adjusted EBITDA approximately $3 million;

▪	productivity gains, which were limited due to lower volumes, were unable to offset inflation, resulting in decreased segment Adjusted EBITDA of approximately $2 million;

▪	the net impact of currency changes reduced segment Adjusted EBITDA by approximately $1 million; and

▪	improved rolling margins increased segment Adjusted EBITDA approximately $1 million.
In addition to the factors above, segment income was impacted by a $1 million favorable variance in metal price lag.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $4 million in the third quarter of 2017 compared to segment income and segment Adjusted EBITDA of $3 million in the third quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	an increase in volumes increased segment Adjusted EBITDA approximately $1 million;

▪	lower rolling margins decreased segment Adjusted EBITDA approximately $1 million; and

▪	productivity gains from continued strong operational performance improved segment Adjusted EBITDA approximately $1 million.
Potential Acquisition of Aleris Corporation
On August 29, 2016, Aleris Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zhongwang USA LLC (“Zhongwang USA”), Zhongwang Aluminum Corporation, a direct, wholly owned subsidiary of Zhongwang USA (“Merger Sub”), and the stockholders representative party thereto, pursuant to which Merger Sub will be merged with and into Aleris Corporation, on the terms and subject to the conditions set forth in the Merger Agreement, with Aleris Corporation as the surviving entity (the “Merger”). Upon consummation of the Merger, Aleris Corporation is expected to be a direct, wholly owned subsidiary of Zhongwang USA, which is expected to be indirectly beneficially owned by entities affiliated with Mr. Liu Zhongtian and other investors and financial institutions. Zhongwang USA has agreed to pay approximately $1.1 billion in cash, subject to adjustment, for the equity of Aleris Corporation and to assume certain of the Company’s outstanding indebtedness.
The Merger is subject to customary regulatory approvals, including the receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”), and other customary closing conditions. The Merger is not subject to a financing condition. As previously disclosed, following the initial filing of the CFIUS voluntary notice by Aleris Corporation and Zhongwang USA, CFIUS identified national security concerns with the Merger and invited Aleris Corporation and Zhongwang USA to withdraw and refile their notice in order to obtain additional time to provide additional information, including possible measures to mitigate these concerns. In February 2017, Aleris Corporation and Zhongwang USA withdrew their notice and refiled in the second quarter of 2017. CFIUS continues to raise national security concerns with the Merger and, as a result, Aleris Corporation and Zhongwang USA have withdrawn their most recent notice seeking approval of the transaction from CFIUS and continue discussions concerning the transaction. However, there can be no assurance that the Merger will be consummated. By its terms, the Merger Agreement would have automatically terminated on August 31, 2017. Through a series of extensions, the parties have currently agreed to extend the termination date of the Merger Agreement so that the Merger Agreement automatically terminates on November 12, 2017.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2017 include:

▪
Revenues of $2,163 million compared to $2,051 million for the prior year period. The increase of 5 percent was primarily attributable to higher average aluminum prices included in our invoiced prices and improved rolling margins. These increases were partially offset by lower volumes which were significantly impacted by the extended Lewisport outage.

▪
Net loss of $103 million in the current year compared to a net loss of $41 million in 2016. The change resulted primarily from increased interest expense, increased start-up costs and an unfavorable change in unrealized derivative gains and losses. These increased expenses were partially offset by losses on the extinguishment of debt incurred in 2016 that did not recur.

▪
Adjusted EBITDA increased to $164 million in the current year from $162 million in 2016. Favorable year-over-year metal spreads and improved rolling margins were partially offset by lower volumes, higher labor, natural gas and repair and maintenance costs and the unfavorable impact that a weaker dollar had on our Europe segment.

▪
Cash used by operating activities totaled $33 million in the current year compared to cash provided by operating activities of $47 million in 2016. The current year cash used by operating activities relates to $7 million of cash from earnings offset by cash used to fund a $39 million increase in net operating assets. The increase in operating assets was primarily due to higher inventory resulting from increased aluminum prices.

▪
Capital expenditures decreased to $175 million in the current year compared to $296 million in 2016. The majority of the capital expenditures were for the North America ABS project and related spending to upgrade critical equipment and capabilities at our Lewisport facility.

Outlook
As discussed above, we estimate that segment income and Adjusted EBITDA for the fourth quarter of 2017 will be lower than the fourth quarter of 2016. The trends of lower aerospace, European automotive and building and construction volumes are expected to continue into the fourth quarter. However, the customer order activity in aerospace and automotive are trending positively, and we do expect sequential gains in 2018. Segment income in the fourth quarter will be dependent, in part, upon changing aluminum prices and the resulting metal price lag. In addition, pre-tax income will be unfavorably impacted by higher start-up costs and depreciation expense associated with the North America ABS project and higher interest expense associated with the additional $250 million of 9½% Senior Secured Notes issued in February 2017.
In 2018, we expect a significant increase in shipments from our Lewisport facility as the planned production outage described above was a one-time event. Lewisport’s autobody sheet products are expected to generate higher margins than the facility’s traditional distribution products. As a result, we expect improved margins and increased revenues from Lewisport in 2018. A large portion of the production capacity from that facility has been committed via long-term customer contracts. We expect that the slowdown in aerospace will reverse in 2018 driven by higher aircraft production rates and benefits from our global, long-term customer relationships. Additionally, European automotive demand should benefit from new model launches and less Europe capacity used to support Lewisport’s ramp up in 2018. Also, we expect the conditions in North America building and construction should continue into 2018.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 9, 2017 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, the pending acquisition of Aleris Corporation by Zhongwang USA LLC (the “Merger”), future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to fulfill our substantial capital investment requirements; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (18) our ability to access credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; (21) risks related to the Merger, including the possibility that the Merger may not be consummated or that, if the Merger does close, our stockholders may not realize the anticipated benefits from the Merger; and (22) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the estimated price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues	$712.8	$683.4	$2,163.2	$2,050.9
Cost of sales	675.2	610.6	1,954.9	1,826.0
Gross profit	37.6	72.8	208.3	224.9
Selling, general and administrative expenses	49.5	58.8	153.6	159.3
Restructuring charges	0.9	0.3	2.1	1.8
Losses on derivative financial instruments	14.9	0.2	30.6	2.8
Other operating expense, net	2.0	1.0	4.0	2.5
Operating (loss) income	(29.7)	12.5	18.0	58.5
Interest expense, net	32.0	19.2	90.4	58.4
Other expense (income), net	2.4	(2.0)	5.8	6.0
Loss before income taxes	(64.1)	(4.7)	(78.2)	(5.9)
Provision for income taxes	1.6	12.3	25.1	30.5
Loss from continuing operations	(65.7)	(17.0)	(103.3)	(36.4)
Loss from discontinued operations, net of tax	—	(4.6)	—	(4.6)
Net loss	$(65.7)	$(21.6)	$(103.3)	$(41.0)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Segment income:
North America	$19.9	$18.1	$75.2	$69.8
Europe	28.4	40.7	101.7	113.8
Asia Pacific	4.3	2.8	10.0	6.2
Total segment income	52.6	61.6	186.9	189.8

Depreciation and amortization	(30.5)	(26.2)	(82.0)	(78.8)
Other corporate general and administrative expenses	(8.9)	(14.8)	(32.1)	(39.5)
Restructuring charges	(0.9)	(0.3)	(2.1)	(1.8)
Interest expense, net	(32.0)	(19.2)	(90.4)	(58.4)
Unallocated (losses) gains on derivative financial instruments	(18.4)	8.8	(1.0)	23.7
Unallocated currency exchange losses	(2.0)	(0.5)	(3.7)	(1.2)
Start-up costs	(22.8)	(14.1)	(52.6)	(30.4)
Loss on extinguishment of debt	—	—	—	(12.6)
Other (expense) income, net	(1.2)	—	(1.2)	3.3
Loss before income taxes	$(64.1)	$(4.7)	$(78.2)	$(5.9)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Metric tons of finished product shipped:
North America	115.3	127.5	361.9	376.7
Europe	78.2	81.5	240.4	250.9
Asia Pacific	7.1	6.6	19.4	16.9
Intra-entity shipments	(1.8)	(1.9)	(4.5)	(4.5)
Total metric tons of finished product shipped	198.8	213.7	617.2	640.0

Revenues:
North America	$364.4	$358.6	$1,129.0	$1,054.3
Europe	324.3	304.8	969.2	940.9
Asia Pacific	32.2	29.2	87.1	75.7
Intra-entity revenues	(8.1)	(9.2)	(22.1)	(20.0)
Consolidated revenues	$712.8	$683.4	$2,163.2	$2,050.9

Commercial margin(1):
North America	$141.9	$145.8	$449.6	$435.0
Europe	131.8	142.7	418.3	437.4
Asia Pacific	14.6	14.1	39.8	37.0
Total commercial margin(2)	$288.6	$302.6	$908.1	$909.4

Commercial margin per metric ton shipped:
North America	$1,231.0	$1,143.4	$1,242.4	$1,154.7
Europe	1,686.4	1,749.5	1,740.2	1,743.4
Asia Pacific	2,061.4	2,123.0	2,050.0	2,188.3

Segment Adjusted EBITDA(1):
North America	$21.4	$18.2	$81.1	$67.2
Europe	28.5	41.7	101.2	116.9
Asia Pacific	3.7	2.8	8.3	6.2
Corporate	(8.1)	(9.4)	(26.9)	(28.0)
Total Adjusted EBITDA	$45.5	$53.3	$163.7	$162.3

Segment Adjusted EBITDA per metric ton shipped:
North America	$185.8	$142.7	$224.1	$178.4
Europe	364.7	511.7	420.8	466.0
Asia Pacific	525.5	422.8	425.0	367.9
Aleris Corporation	229.1	249.4	265.1	253.7

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2017	December 31, 2016
Current Assets
Cash and cash equivalents	$71.9	$55.6
Accounts receivable (net of allowances of $6.6 and $7.6 at September 30, 2017 and December 31, 2016, respectively)	297.7	218.7
Inventories	620.7	538.9
Prepaid expenses and other current assets	39.5	33.4
Total Current Assets	1,029.8	846.6
Property, plant and equipment, net	1,467.0	1,346.0
Intangible assets, net	35.2	36.8
Deferred income taxes	91.9	88.3
Other long-term assets	69.9	72.2
Total Assets	$2,693.8	$2,389.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$297.1	$246.6
Accrued liabilities	215.4	201.4
Current portion of long-term debt	15.6	27.7
Total Current Liabilities	528.1	475.7
Long-term debt	1,694.4	1,438.5
Deferred income taxes	17.1	2.8
Accrued pension benefits	171.6	158.4
Accrued postretirement benefits	32.9	34.2
Other long-term liabilities	66.5	63.7
Total Long-Term Liabilities	1,982.5	1,697.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,998,284 and 31,904,250 shares issued at September 30, 2017 and December 31, 2016, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	428.2	428.0
Retained (deficit) earnings	(96.1)	11.8
Accumulated other comprehensive loss	(149.2)	(223.5)
Total Equity	183.2	216.6
Total Liabilities and Equity	$2,693.8	$2,389.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating activities
Net loss	$(65.7)	$(21.6)	$(103.3)	$(41.0)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	30.5	26.2	82.0	78.8
(Benefit from) provision for deferred income taxes	(0.5)	7.3	13.9	15.3
Stock-based compensation expense	0.4	1.8	1.5	5.2
Unrealized losses (gains) on derivative financial instruments	18.8	(8.8)	1.5	(23.6)
Amortization of debt issuance costs	0.7	1.4	2.1	4.3
Loss on extinguishment of debt	—	—	—	12.6
Net loss on sale of discontinued operations	—	4.6	—	4.6
Other	4.2	1.7	9.1	4.4
Changes in operating assets and liabilities:
Change in accounts receivable	7.6	(6.9)	(60.2)	(60.2)
Change in inventories	5.3	(13.3)	(53.0)	(9.5)
Change in other assets	0.2	(2.7)	6.2	0.7
Change in accounts payable	11.5	1.1	35.8	47.2
Change in accrued liabilities	29.5	11.3	31.9	7.8
Net cash provided (used) by operating activities	42.5	2.1	(32.5)	46.6
Investing activities
Payments for property, plant and equipment	(56.9)	(73.6)	(174.9)	(295.7)
Other	(1.3)	(0.1)	(2.5)	(1.2)
Net cash used by investing activities	(58.2)	(73.7)	(177.4)	(296.9)
Financing activities
Proceeds from revolving credit facilities	100.8	65.1	401.7	200.1
Payments on revolving credit facilities	(62.8)	(25.9)	(429.2)	(61.7)
Proceeds from senior secured notes, inclusive of premiums and discounts	—	—	263.8	540.4
Payments on senior notes, including premiums	—	—	—	(443.8)
Net payments on other long-term debt	(1.4)	(5.8)	(5.5)	(6.7)
Debt issuance costs	(0.7)	(0.2)	(2.5)	(3.5)
Other	(0.2)	(0.2)	(1.5)	(0.7)
Net cash provided by financing activities	35.7	33.0	226.8	224.1
Effect of exchange rate differences on cash, cash equivalents and restricted cash	0.8	0.2	3.0	0.5
Net increase (decrease) in cash, cash equivalents and restricted cash	20.8	(38.4)	19.9	(25.7)
Cash, cash equivalents and restricted cash at beginning of period	54.7	74.9	55.6	62.2
Cash, cash equivalents and restricted cash at end of period	$75.5	$36.5	$75.5	$36.5

Cash and cash equivalents	$71.9	$36.5	$71.9	$36.5
Restricted cash (included in “Other current assets”)	3.6	—	3.6	—
Cash, cash equivalents and restricted cash	$75.5	$36.5	$75.5	$36.5

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Adjusted EBITDA	$45.5	$53.3	$163.7	$162.3
Unrealized (losses) gains on derivative financial instruments	(18.8)	8.8	(1.5)	23.6
Restructuring charges	(0.9)	(0.3)	(2.1)	(1.8)
Unallocated currency exchange losses on debt	(1.8)	(0.4)	(3.1)	(1.0)
Stock-based compensation expense	(0.4)	(1.8)	(1.5)	(5.2)
Start-up costs	(22.8)	(14.1)	(52.6)	(30.4)
Unfavorable metal price lag	(1.0)	(1.2)	(3.6)	(0.6)
Loss on extinguishment of debt	—	—	—	(12.6)
Other	(1.4)	(3.6)	(5.1)	(3.0)
EBITDA	(1.6)	40.7	94.2	131.3
Interest expense, net	(32.0)	(19.2)	(90.4)	(58.4)
Provision for income taxes	(1.6)	(12.3)	(25.1)	(30.5)
Depreciation and amortization	(30.5)	(26.2)	(82.0)	(78.8)
Loss from discontinued operations, net of tax	—	(4.6)	—	(4.6)
Net loss	(65.7)	(21.6)	(103.3)	(41.0)
Depreciation and amortization	30.5	26.2	82.0	78.8
Provision for deferred income taxes	(0.5)	7.3	13.9	15.3
Stock-based compensation expense	0.4	1.8	1.5	5.2
Unrealized losses (gains) on derivative financial instruments	18.8	(8.8)	1.5	(23.6)
Amortization of debt issuance costs	0.7	1.4	2.1	4.3
Loss on extinguishment of debt	—	—	—	12.6
Net loss on sale of discontinued operations	—	4.6	—	4.6
Other	4.2	1.7	9.1	4.4
Change in operating assets and liabilities:
Change in accounts receivable	7.6	(6.9)	(60.2)	(60.2)
Change in inventories	5.3	(13.3)	(53.0)	(9.5)
Change in other assets	0.2	(2.7)	6.2	0.7
Change in accounts payable	11.5	1.1	35.8	47.2
Change in accrued liabilities	29.5	11.3	31.9	7.8
Net cash provided (used) by operating activities	$42.5	$2.1	$(32.5)	$46.6

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
North America
Segment income	$19.9	$18.1	$75.2	$69.8
Unfavorable (favorable) metal price lag	1.6	0.1	5.9	(2.6)
Segment Adjusted EBITDA (1)	$21.4	$18.2	$81.1	$67.2

Europe
Segment income	$28.4	$40.7	$101.7	$113.8
Unfavorable (favorable) metal price lag	0.1	1.1	(0.5)	3.1
Segment Adjusted EBITDA (1)	$28.5	$41.7	$101.2	$116.9

Asia Pacific
Segment income	$4.3	$2.8	$10.0	$6.2
Favorable metal price lag	(0.6)	—	(1.8)	—
Segment Adjusted EBITDA (1)	$3.7	$2.8	$8.3	$6.2

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
North America
Revenues	$364.4	$358.6	$1,129.0	$1,054.3
Hedged cost of metal	(224.1)	(212.9)	(685.3)	(616.7)
Unfavorable (favorable) metal price lag	1.6	0.1	5.9	(2.6)
Commercial margin	$141.9	$145.8	$449.6	$435.0

Europe
Revenues	$324.3	$304.8	$969.2	$940.9
Hedged cost of metal	(192.6)	(163.2)	(550.4)	(506.6)
Unfavorable (favorable) metal price lag	0.1	1.1	(0.5)	3.1
Commercial margin	$131.8	$142.7	$418.3	$437.4

Asia Pacific
Revenues	$32.2	$29.2	$87.1	$75.7
Hedged cost of metal	(17.0)	(15.1)	(45.5)	(38.7)
Favorable metal price lag	(0.6)	—	(1.8)	—
Commercial margin	$14.6	$14.1	$39.8	$37.0

Aleris Corporation
Revenues	$712.8	$683.4	$2,163.2	$2,050.9
Hedged cost of metal	(425.2)	(382.1)	(1,258.7)	(1,142.0)
Unfavorable metal price lag	1.0	1.2	3.6	0.6
Commercial margin	$288.6	$302.5	$908.1	$909.5